UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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[ ]	Definitive Information Statement

Endonovo Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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ENDONOVO THERAPEUTICS, INC.

6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

Information Concerning the Actions by Written Consent This Information Statement is being furnished to the stockholders of record of Endonovo Therapeutics, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, for the purpose of informing our stockholders that, on October 28, 2019, our board of directors approved by written consent, and the stockholders holding a majority of the voting power of the Company, also approved by written consent, an amendment of the Articles of Incorporation of the Company to affect a reverse stock split (the “Reverse Stock Split”) in a ratio of between one for one hundred and one for one thousand of our issued and outstanding common stock, par value $0.0001 per share (hereinafter, our “Common Stock”). The exact ratio of the Reverse Stock Split will be determined by our Board of Directors following the dissemination of this Information Statement. Under the laws of the State of Delaware and our bylaws, stockholder action may be taken by written consent without a meeting of the stockholders. The written consent of our board of directors and the written consent of the stockholders holding a majority of the voting power of the Company are sufficient to approve the amendment described above (the “Amendment”). Therefore, no proxies or consents were or are being solicited in connection with the Amendment. After the expiration of the twenty (20) day period required under Rule 14c-2 promulgated under the Exchange Act, and in accordance with the laws of the State of Delaware, we intend to file a Certificate of Amendment to our Certificate of Incorporation to affect the Reverse Stock Split. The proposed Certificate of Amendment, attached hereto as Appendix A, will become effective when it has been accepted for filing by the Secretary of State of the State of Delaware. Such filing will occur at least twenty (20) days after the Definitive Information Statement is filed with the Securities and Exchange Commission (the “SEC”) and first sent or given to our stockholders.

Record Date. Our board of directors has fixed the close of business on October 30, 2019(the “Record Date”), as the record date for determining our stockholders who are entitled to receive this Information Statement. Only our stockholders of record as of the Record Date are entitled to notice of the information disclosed in this Information Statement. As of the Record Date, there were 893,489,454 shares of our Common Stock issued and outstanding. Stockholders as of the Record Date who did not consent to the Amendment are not entitled to dissenters’ rights or appraisal rights in connection with the Amendment under the laws of the State of Delaware or under our bylaws.

Expenses. The cost of preparing and furnishing this Information Statement will be borne by us. We may request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held on the Record Date. Stockholders Sharing an Address We will deliver, or cause to be delivered, only one copy of this Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to promptly deliver, or cause to be promptly delivered, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above. Additional Information Regarding the Amendment

Overview

Our sole director has adopted a resolution seeking stockholder approval to amend the Company’s Certificate of Incorporation to affect a reverse stock split of the Company’s outstanding Common Stock at a ratio of one share for each thousand shares owned, which we refer to as the “Reverse Stock Split.”

The form of the proposed amendment to our Certificate of Incorporation to affect the Reverse Stock Split is attached to this proxy statement as Appendix _. The amendment will affect a Reverse Stock Split of the Company’s Common Stock using a split ratio of between one for one hundred and one for one thousand as determined by our sole director. The Reverse Stock Split, if implemented, would not have any effect on the authorized number of shares of our Common Stock or Preferred Stock. The Reverse Stock Split will be affected only upon a determination by our sole director that the Reverse Stock Split is in the best interests of the stockholders at that time. In connection with any determination to affect the Reverse Stock Split, our sole director will set the timing and the exact ratio for such a split. If our sole director does not implement the Reverse Stock Split within one year, the authority granted in this Proposal to implement the Reverse Stock Split on these terms will terminate. Our sole director reserves his right to elect not to proceed with and to abandon the Reverse Stock Split if it determines, in its sole discretion, that this Proposal is no longer in the best interests of the stockholders. No further action by the stockholders is required for our sole director to either implement or abandon the Reverse Stock Split.

In determining the Reverse Stock Split ratio our sole director considered factors such as:

●	the historical trading price and trading volume of the Company’s Common Stock;
●	the prevailing trading price and trading volume of the Company’s Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for the Company’s Common Stock;
●	our ability to qualify to apply for a listing on the NASDAQ; and
●	prevailing general market and economic conditions.

No fractional shares will be issued in connection with the Reverse Stock Split. To avoid the existence of fractional shares of the Company’s Common Stock, the Company will round all shares which a shareholder is entitled to receive up to the next whole number. Where shares are held in certificated form, the surrender of all old certificate(s) and receipt by Equity Stock Transfer, LLC (the “Exchange Agent”) of a properly completed and duly executed transmittal letter will be required.

As of October 30th 2019, 893,489,454 shares of the Company’s Common Stock were issued and outstanding. Following the Reverse Stock Split, we would have approximately 8,934,895 shares of Common Stock issued and outstanding if the chosen ratio were one for 100 and approximately 893,489 shares of common stock issued and outstanding if the chosen ratio were one for 1,000. The number of shares of preferred stock issued and outstanding would not be affected by the Reverse Stock Split. We do not expect the Reverse Stock Split itself to have any immediate economic effect on the stockholders, debt holders or holders of stock options. However, because the Reverse Stock Split would not have any effect on the authorized number of shares of our Common Stock or Preferred Stock, the Reverse Stock Split would increase the ratio between our authorized capital stock and our issued capital stock. This means that our sole director could issue a relatively larger amount of capital stock without additional action by our stockholders.

Reasons for the Reverse Stock Split

Our sole director authorized the resolution to seek stockholder approval to affect the reverse split of the Company’s Common Stock with the primary intent of increasing the price of the Company’s Common Stock in order to meet the NASDAQ Capital Market’s minimum price per share criteria for listing on that exchange. The Company’s Common Stock is publicly traded and listed on the OTCQB under the symbol “ENDV” Our sole director believes that, in addition to increasing the price of the Company’s Common Stock, the Reverse Stock Split might make the Company’s Common Stock more attractive to a broader range of institutional and other investors. Increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Company’s Common Stock. Accordingly, we believe that authority granted to our sole director to effect the Reverse Stock Split is in the Company’s and the stockholders’ best interests. We have several variable rate convertible notes outstanding and our currently available authorized but unissued shares of common stock are not sufficient to fulfill all of our obligations thereunder. Since the Reverse Stock Split will not affect our authorized shares, the Reverse Stock Split will increase our authorized but unissued shares available for obligations under our variable rate notes and for other corporate purposes.

In addition to establishing a mechanism for the raising the price of the Company’s Common Stock to meet NASDAQ’s minimum price requirement of $5.00 for initial listing and to remove the company’s “penny stock” designation under current SEC rules, we also believe that the Reverse Stock Split may make the Company’s Common Stock more attractive to a broader range of institutional and other investors. It is our understanding that the current market price of the Company’s Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. It is also our understanding that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the Reverse Stock Split negatively because it reduces the number of shares of Common Stock available in the public market.

Reducing the number of outstanding shares of the Company’s Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Company’s Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the Company’s Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Company’s Common Stock will increase following the Reverse Stock Split, that the market price of the Company’s Common Stock will not decrease in the future, or that our Common Stock will achieve a high enough price per share to permit application for NASDAQ listing.

Possible Effects of the Reverse Stock Split

General

The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of the Company’s Common Stock based on the Reverse Stock Split ratio of between one for one hundred and one for one thousand as determined by our sole director. The Reverse Stock Split will not have any impact on the number of shares of our Preferred Stock outstanding. The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Company’s Common Stock under the Exchange Act. We expect that immediately following the Reverse Stock Split the Company’s Common Stock will continue to be listed on the OTCQB under the symbol “ENDV,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of the Company’s Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares which will be rounded up to the next whole number. For example, a holder of 2% of the voting power of the outstanding shares of the Company’s Common Stock immediately prior to the effectiveness of the Reverse Stock Split will continue to hold 2% of the voting power of the outstanding shares of the Company’s Common Stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split. If approved and implemented, the Reverse Stock Split will result in some stockholders owning “odd lots” of less than 100 shares of the Company’s Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our sole director believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Because the number of authorized shares of our Common Stock and Preferred Stock will not be reduced in connection with the Reverse Stock Split, the Reverse Stock Split will increase the Board’s ability to issue authorized and unissued shares of our Common Stock or Preferred Stock without further stockholder action. The issuance of these shares would have a potentially more dilutive effect on our existing stockholders if the Reverse Stock Split is affected, and could also allow the Company to resist a hostile takeover attempt or other changes in management. The Company has not entered into any agreements providing for the issuance of any of the authorized but unissued shares, whether available as a result of the Reverse Stock Split or otherwise.

The Reverse Stock Split would significantly increase the ability of our Board to issue authorized and unissued shares in the future without further stockholder action. We believe additional funding will be required during 2020. We are not sure if such funding would require authorized shares beyond what is currently authorized without affecting this reverse stock split. This Proxy Statement does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. We do not have any plans, proposals or arrangements, whether written or oral, to issue and sell any of the newly available shares of common stock resulting from the Reverse Stock Split for general corporate or any other purposes.

Effect on Authorized but Unissued Shares of Capital Stock

Currently, we are authorized to issue up to a total of 2,500,000,000 shares of Common Stock, of which ——- shares were issued and outstanding as of October 30, 2019. The Reverse Stock Split, when implemented, would not have any effect on the authorized number of shares of our Common Stock. Proportionately, the Reverse Stock Split would increase the ratio between our authorized capital stock and our issued capital stock. This means that our sole director could issue a relatively larger amount of capital stock without additional action by our stockholders. The issuance of additional shares of our capital stock would dilute the voting and economic rights of our existing stockholders. Additionally, the ability to issue a relatively larger amount of capital stock could allow our board of directors to take certain actions which would discourage hostile takeover attempts. The ability to resist takeover attempts could also allow our sole director greater power to resist or delay changes in control or the removal of our management team. Our sole director would consider any takeover attempts and proposed changes in control or management, and would act in accordance with our stockholders’ best interests, as determined by the exercise of the directors’ business judgment.

Effect on Par Value

The certificate of amendment attached as Appendix A does not contemplate any change to the par value of our Common Stock which is currently $0.0001 per share.

Reduction in Stated Capital

Upon the effectiveness of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Company’s Common Stock, which consists of the par value per share of the Company’s Common Stock multiplied by the aggregate number of shares of the Company’s Common Stock issued and outstanding, will be reduced in proportion to the final ratio of the Reverse Stock Split. Correspondingly, our paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of the Company’s Common Stock, will be increased by the same amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, this transaction is not the first step in a “going private transaction,” within the meaning of Rule 13e-3 of the Exchange Act, and will not produce, either directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3.

Effectiveness of Reverse Stock Split

The Reverse Stock Split, if implemented by our sole director, would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation in the form attached as Appendix _ with the Secretary of State of the State of Delaware. It is expected that such a filing would take place promptly after the expiration of twenty days form the mailing of the definitive information statement and the approval of FINRA. The exact timing of the filing of the amendment and the ratio of the Reverse Stock Split will reflect our sole director’ business judgment as to when such action will be the most advantageous to the Company and the stockholders. Our sole director also has the right, in his sole discretion, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment attached as Appendix A, our sole director, in his sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the stockholders to proceed with the Reverse Stock Split.

Exchange Procedures

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by the Exchange Agent, through the Depository Trust Company’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be required to exchange their old stock certificate(s) (“Old Certificate(s)”) for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of shares of the Company’s Common Stock resulting from the Reverse Stock Split. Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by the Exchange Agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effectiveness of the Reverse Stock Split, the Exchange Agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares to be held in book-entry form.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

As soon as practicable after the surrender to the Exchange Agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent will have their holdings electronically adjusted in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of the Company’s Common Stock resulting from the Reverse Stock Split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue book-entry shares or certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio will have their shares rounded up to the next whole number.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal, and we will not independently provide the stockholders with any such rights.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Except as disclosed elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	any director or officer of the Company;

●	any proposed nominee for election as a director of the Company; and

●	any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” No director has advised us that he intends to oppose any action described herein.

Security Ownership of Certain Beneficial Owners

The tables below set forth certain information, as of the Record Date, regarding the beneficial ownership of each class of our capital stock by each director and officer of the Company, and all directors and officers of the Company as a group on October 30, 2019.

Common Stock

Name of Beneficial Owner

Number of Shares Beneficially Owned

Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent of Ownership (2)

Alan Collier	25,341,797	02.83%
Michael Mann	26,699,897	02.98%

All officers & directors as a group (2 persons)	52,041,694	05.81%

(1)	This includes common shares controlled by Mr. Collier
(2)	Based on shares of common stock outstanding as of October 30, 2019

Class AA Preferred Stock

Name of Beneficial Owner

Number of Shares Beneficially Owned

Percentage of Class

Directors and Officers

Alan Collier	25,000	100%

All directors and officers, as a group	25,000	100%

Each share of Series AA Preferred votes with the Common Stock and has 100,000 votes. Accordingly, Mr. Collier has an additional 2,500,000,000 votes in addition to his 25,341,797 common shares and together has an aggregate of 2,525,341,797 shares equaling 74% of the voting power in the Company.

Additional Information About the Company

We file annual, quarterly and other reports with the SEC. The Company’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov and on our corporate website at www.artecglobalmedia.com. You may also read and copy, at the SEC’s prescribed rates, any document that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of the Company’s filings with the SEC, at no cost, by writing to us at 6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367 or by contacting us by phone at (800) 489-4774.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors:

Date: October 30, 2019

By:	/s/ Alan Collier
Alan Collier
CEO

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

ENDONOVO THERAPEUTICS, INC.

The undersigned officer of Endonovo Therapeutics, Inc. (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is Endonovo Therapeutics, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by adding the following subsection (e) to Article Fourth Paragraph 2:

(d) Effective upon FINRA establishing an effective date for a ______ into 1 reverse stock split that the Board and the holders of a majority of voting power of the Corporation approved on October 30, 2019, each ______ shares of the Corporation’s common stock issued and outstanding shall be changed, without any further action, into one (1) fully paid and non- assessable share of the Corporation’s common stock. No fractional shares will be issued as a result of this change in the Corporation’s common stock, but, instead any fractional share held by a holder of issued and outstanding common stock as a result of this change shall be rounded up to the nearest whole number of shares.

3. The foregoing Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereby was duly adopted by the affirmation vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this day of 20XX,

Alan Collier, CEO